Exhibit 10.6

FORM OF

HAWKER BEECHCRAFT, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), made as of March 26, 2007 (the “Grant Date”), between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and                          (the “Grantee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined to grant to the Grantee an award of restricted common stock of the Company, par value $0.01 per share, as provided herein (the “Restricted Stock”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Grant of Restricted Stock.

The Company hereby grants to the Grantee an award of                      shares of Restricted Stock (the “Award”). The shares of Restricted Stock granted pursuant to the Award shall be issued in the form of book-entry shares in the name of the Grantee as soon as reasonably practicable after the Grant Date and shall be subject to the execution and return of this Agreement and the Shareholders Agreement by the Grantee.

2. Restrictions on Transfer.

The shares of Restricted Stock issued under this Agreement may not be sold, transferred, assigned or otherwise disposed of, and may not be pledged or otherwise hypothecated, other than pursuant to the Shareholders Agreement, and shall be held by the Secretary of the Company for the Grantee’s benefit until such time as restrictions on such Restricted Stock shall have lapsed in the manner provided in Section 3 or such Restricted Stock is forfeited to the Company as provided in Section 4 hereof.

3. Lapse of Restrictions Generally.

(a) The shares of Restricted Stock issued hereunder shall vest, and, subject to the Shareholders Agreement, the restrictions with respect to such Restricted Stock shall lapse, at the same time and in the same proportion as the payments due to the Grantee under the Retention Program, as set forth on Schedule A hereto.

(b) Notwithstanding Section 3(a), the Grantee shall be 100% vested in all of the shares of Restricted Stock immediately upon a termination of the Grantee’s employment in the precise circumstances described in Section 4.2 of the Retention Program.

4. Forfeiture of Restricted Stock.

Any and all shares of Restricted Stock which have not vested shall be forfeited and shall revert to the Company upon the termination by the Company or its subsidiaries of the Grantee’s employment for Cause (as defined in the Retention Program). Subject to Section 3 hereof, any and all shares of Restricted Stock which have not vested shall be forfeited and shall revert to the Company upon the termination of the Grantee’s employment with the Company or its subsidiaries for any reason.

5. Delivery of Restricted Stock.

Evidence of book-entry shares with respect to shares of Restricted Stock in respect of which the restrictions have lapsed pursuant to Section 3 hereof shall be delivered to the Grantee as soon as practicable following the date on which the restrictions on such Restricted Stock have lapsed, free of all restrictions hereunder.

6. Execution of Agreements.

The shares of Restricted Stock granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of this Agreement and the Shareholders Agreement.

7. No Right to Continued Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its subsidiaries to terminate the Grantee’s employment, nor confer upon the Grantee any right to continuance of employment by the Company Group or continuance of service as a member of the board of directors of any member of the Company Group.

8. Withholding of Taxes.

Prior to the delivery to the Grantee (or the Grantee’s estate, if applicable) of evidence of book-entry shares with respect to shares of Restricted Stock in respect of which all restrictions have lapsed, the Grantee (or the Grantee’s estate) shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company with respect to such Restricted Stock. The Company is authorized by the Grantee (or the Grantee’s estate, if applicable) to make such withholdings from amounts due by the Company to the Grantee.

9. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

10. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

11. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

12. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

13. No Liability.

No member of the Board shall be liable for any action or determination made in good faith with respect to the Award or this Agreement.

14. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its subsidiaries for all purposes.

15. Entire Agreement.

This Agreement and the terms and conditions of the Shareholders Agreement constitute the entire understanding between the Grantee and the Company and its subsidiaries with respect to the Award, and supersede all other agreements, whether written or oral, with respect to the Award. The Grantee acknowledges and agrees that the Retention Program is hereby amended to reduce the amount owing to the Grantee thereunder dollar for dollar by (x) the dollar value of the Restricted Stock, or $                , and (y) the amount of the payment to the Grantee of $                 on the date following the date hereof, and Exhibits A and B thereto are amended as follows:

Exhibit A

$—

Exhibit B

	Equity Awards	SERP Benefit
June 30, 2007	$—
March 31, 2008	$—	$—
June 30, 2008	$—
March 31, 2009	$—
June 30, 2009	$—
June 30, 2010	$—

16. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

18. Certain Definitions.

The following capitalized terms used but not otherwise defined in this Agreement have the respective meanings set forth in this Section 18.

Company Group: Collectively, the Company, its subsidiaries and its or their respective successors and assigns.

Retention Program: The Retention Program of Hawker Beechcraft Corporation, substantially in the form set forth as Exhibit I to the Stock Purchase Agreement, dated as of December 20, 2006, by and among Hawker Beechcraft Corporation, a Delaware corporation, Greenbulb Limited, a company organized under the laws of England and Wales, Raytheon Company, a Delaware corporation, Raytheon Aircraft

Holdings, Inc., a Delaware corporation, and Raytheon Aircraft Services Limited, a company organized under the laws of England and Wales.

Shareholders Agreement: The Shareholders Agreement dated as of March 26, 2007 (as amended and restated from time to time) by and among the Company and such other persons who are or become parties thereto.

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

GRANTEE

Schedule A

Date	Shares of Restricted Stock Eligible to Vest	% of Shares of Restricted Stock Vesting
June 30, 2007	—	—%
March 31, 2008	—	—%
June 30, 2008	—	—%
March 31, 2009	—	—%
June 30, 2009	—	—%
June 30, 2010	—	—%